Exhibit 10.19
Enact Holdings, Inc.
Senior Executive Severance Plan
Effective February 10, 2022
Amended and Restated on February 12, 2026
1.Purpose. The purpose of this Plan is to promote the retention of the Company’s senior executives by enabling the Company to offer certain protections to such employees in the event their employment is involuntarily terminated under certain circumstances. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 2.
2.Definitions.
a.“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
b.“Base Salary” means the Participant’s annual base salary in effect on the date of termination of the Participant’s employment with the Company, including amounts not currently includible in gross income by reason of the Participant’s election to defer such amounts under a cafeteria plan, 401(k) plan, or nonqualified deferred compensation plan of the Company or an Affiliate.
c.“Board” means the board of directors of the Company as constituted from time to time.
d.“Bonus” means the Participant’s target annual cash bonus for the year in which the Participant’s employment is terminated.
e.“Business Unit Sale” means the Company’s sale or disposition of all or any portion of a business unit.
f.“Cause” has the meaning assigned to such term in any individual employment, service or severance agreement (“Individual Agreement”) with the Participant or, if any such Individual Agreement does not define “Cause,” Cause means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the performance of the Participant’s duties in connection with the Participant’s employment by or service to the Company (including any Affiliate for whom the Participant may be employed by or providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than 10 days following delivery to the Participant of a written notice from the Company (including any of its Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).
g.“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as may be amended from time to time.
h.“Committee” means the Compensation Committee of the Board, or such other committee appointed or designated by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board, and all references herein to the Committee shall be deemed to be references to the Board.
i.“Company” means Enact Holdings, Inc., a Delaware corporation, and any successor thereto as provided in Section 13.
j.“Competitive Services” means the lines of business and services with which a Participant is actively involved in conducting business on behalf of the Company at the time of a Qualifying Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 4.
k.“Disability” means a permanent disability that would make a Participant eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates or in the absence of any such program, such meaning as the Committee shall determine.
l.“Effective Date” means February 10, 2022.
m.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor act thereto.
n.“Good Reason” means (i) a relocation of the Participant’s principal business location to an area outside a 50 mile radius of its previous location; or (ii) any material reduction in the Participant’s Base Salary or Bonus, and/or any failure to timely pay any part of the Participant’s compensation when due (including Base Salary and bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated reductions in compensation affecting substantially all U.S.-based Company employees shall not alone be considered Good Reason, unless the compensation reductions exceed 15% of Participant’s compensation (Base Salary plus Bonus); provided that any event described in clauses (i) or (ii) above shall constitute Good Reason only if the Company fails to rescind or remedy such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) or (ii)

above on the 90th day following its initial occurrence, unless the Participant has given the Company written notice thereof prior to such date.
For purposes of determining the amount of any cash payment payable to the Participant in accordance with the provisions of Section 3(a), any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred.
o.“Non-Competition Period” means the 12-month period commencing upon a Qualifying Termination.
p.“Omnibus Plan” means the Enact Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time, or any successor plans providing for the grant or award of equity-based compensation to the Company’s employees, officers and directors.
q.“Participant” means each Tier I Employee and Tier II Employee.
r.“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
s.“Plan” means this Enact Holdings, Inc. Senior Executive Severance Plan, as it may be amended from time to time.
t.“Prohibited Competitor” means no greater than 10 specifically named entities, identified by the Company, that compete with the Company in the Restricted Territory with respect to the Competitive Services at the time of a Qualifying Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 4.
u.“Qualifying Termination” means, subject to Section 10 of this Plan, a termination of the Participant’s employment (i) by the Company without Cause (including a job loss due to any reduction in the work force, but excluding termination of employment due to the Participant’s death or Disability), or (ii) by the Participant for Good Reason. Notwithstanding the preceding sentence, in no event shall a Participant’s termination of employment with the Company constitute a Qualifying Termination if such termination occurs as a result of or in connection with a Business Unit Sale and either (i) the Participant is offered employment with a successor entity in connection with the Business Unit Sale and the terms of such employment offer would not constitute Good Reason, or (ii) the Participant accepts employment with a successor entity in connection with the Business Unit Sale.
v.“Restricted Period” means the 24-month period commencing upon a Qualifying Termination.
w.“Restricted Territory” means the territory in which a Participant is conducting business on behalf of the Company at the time of a Qualifying

Termination, to be stated with more specificity in the restrictive covenant agreement required by Section 4.
x.“Severance Benefits” means the payments and benefits described in Section 3(a).
y.“Tier I Employees” means the Company’s Chief Executive Officer.
z.“Tier II Employees” means the Company’s Executive Vice Presidents and Senior Vice Presidents.
3.Benefits.
a.Severance Benefits. Subject to Sections 4, 5, 6 and 10, if the Participant experiences a Qualifying Termination, the Participant shall be eligible to receive the following payments and benefits:
i.a lump sum cash payment (net of applicable taxes and withholdings) of accrued but unpaid salary and accrued but unused vacation as of the Participant’s Qualifying Termination, payable in accordance with the Company’s normal payroll practices (typically within 15 days following the date of termination), or earlier if required by applicable law;
ii.a lump sum cash payment (net of applicable taxes and withholdings) equal to the Participant’s annual bonus that would have been payable with respect to the fiscal year in which the Qualifying Termination occurs (determined at the end of such year based on actual performance results through the end of such year), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Participant’s Qualifying Termination, and payable at the same time as annual bonuses are payable to other employees of the Company and in all events by March 15th of the year following the year to which such bonus relates;
iii.a lump sum cash payment (net of applicable taxes and withholdings), payable within 60 days following the Participant’s date of termination, based on the Participant’s participation level under the Plan as of the Participant’s Qualifying Termination, as follows:
1.Tier I Employees: 2.0 times the sum of Base Salary and Bonus; and
2.Tier II Employees: 1.0 times the sum of Base Salary and Bonus;
iv.a lump sum cash payment (net of applicable taxes and withholdings) payable within 60 days following the Participant’s date of termination equal to the product of 12 times the monthly COBRA premium that would apply to continue the Participant’s and his or her eligible dependents’ coverage under the Company’s group medical, dental, vision and/or prescription drug plans following the Qualifying Termination;
v.full and immediate vesting of any benefit under any funded or unfunded nonqualified pension, retirement or deferred compensation plan now or hereafter maintained by the Company in which the Participant participates, with payment to be made at such time(s) and in accordance with the terms of such plan(s); and
vi.outplacement services provided by a firm selected by the Company for up to 12 months following the Participant’s date of termination and at an aggregate cost of up to $10,000 (which must in all events be provided by the last day of the second taxable year following the Participant’s date of termination).
b.Death Benefits. If a Participant experiences a Qualifying Termination, but subsequently dies before receiving some or all of the Severance Benefits, such remaining benefits (other than outplacement services) will be paid to the Participant’s estate as soon as practicable after his or her death.
c.Non-Duplication of Benefits. In the event that a Participant becomes entitled to receive Severance Benefits under this Plan and may also be eligible for benefits under any other Company plan, program, arrangement or agreement as a result of the Participant’s termination of employment, excluding any benefits that may be payable pursuant to the Omnibus Plan, the Participant shall be entitled to receive the greater of the Severance Benefits available under this Plan, on the one hand, and the benefits available under such other plan, program, arrangement or agreement, on the other, but not both. For the avoidance of doubt, benefits payable under the Omnibus Plan shall not reduce (offset) Severance Benefits that may be payable under this Plan. For the avoidance of doubt, if a Participant is entitled to receive severance benefits under the Enact Holdings, Inc. Change of Control Severance Plan, he or she will not be eligible to receive Severance Benefits under this Plan. In addition, if any termination payments made to a Participant by the Company are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Severance Benefit under this Plan.
4.Restrictive Covenants. Any Severance Benefits payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of this Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a restrictive covenant agreement in a form acceptable to the Company (which may be contained in the same agreement as the full general release required by Section 6), which agreement will contain, at a minimum, provisions substantially similar to the following, subject to applicable law:
a.Confidential Information and Confidentiality. In connection with his or her employment with the Company, the Participant previously executed a Conditions of Employment acknowledgment obligating the Participant to comply with the terms of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), which is incorporated herein by reference.

The Participant acknowledges and reaffirms his or her obligation to comply with the terms of the PIIA. This Plan is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under the PIIA or any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant. Unless otherwise publicly disclosed by the Company, the Participant agrees to keep his or her participation in this Plan strictly confidential and agrees not to disclose it to any Person at any time, other than the Participant’s family or legal and financial advisors, who shall be subject to the same confidentiality provisions.
b.Non-Disparagement. Subject to any obligations the Participant may have under applicable law, the Participant will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of the Plan. Nothing in this section shall limit a Participant’s ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency or from engaging in “whistle-blowing” or similar activities expressly protected by applicable law, to the extent so protected.
c.Non-Competition. Unless specifically waived in writing by the Company, the Participant shall not, during the Non-Competition Period, (i) carry on or engage in Competitive Services on behalf of a Prohibited Competitor within the Restricted Territory on his or her own or on behalf of any other Person or entity, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any Prohibited Competitor.
d.Non-Solicitation of Customers or Clients by Participants. Unless specifically waived in writing by the Company, the Participant shall not, during the Restricted Period, directly or indirectly, solicit or contact any of the customers or clients of the Company with whom the Participant had material contact during his or her employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company or discouraging or diverting such customer’s or client’s business away from the Company.
e.Non-Solicitation of Company Employees. Unless specifically waived in writing by the Company, the Participant will not, during the Restricted

Period, directly or indirectly, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.
f.Return of Materials. Each Participant agrees that he or she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the termination of Participant’s employment with the Company, or at any other time the Company requests such return, any and all property of the Company that is in his or her possession or subject to his or her control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, access cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Developments (as defined in the PIIA) and all secret or confidential information covered by the PIIA, belonging to the Company or that a Participant received from or through his or her employment with the Company. Each Participant agrees not to make, distribute, or retain copies of any such information or property. To the extent that a Participant has electronic files or information in his or her possession or control that belong to the Company, contain secret or confidential information covered by the PIIA, or constitute Developments under the PIIA (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the termination of such Participant’s employment with the Company, or at any other time the Company requests, such Participant shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Each Participant agrees that he or she will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he or she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the termination of such Participant’s employment with the Company or at any other time the materials and/or electronic file actions are requested by the Company or if such Participant otherwise fails to comply with this provision.
g.Remedies. By virtue of participating in this Plan, Participants specifically acknowledge and agree that the remedy at law for any breach of the provisions of this Section 4 (the “Restrictive Covenants”) will be inadequate, and that in the event a Participant breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, such

Participant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Participants understand and agree that, if the Company and a Participant become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from such Participant its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against a Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of such Participant based on, or arising out of, this Plan or any other agreement, event or transaction.
h.Severability and Modification of Covenants. By virtue of participating in this Plan, Participants acknowledge and agree that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. Participants and the Company agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Plan or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
5.No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of Severance Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others, provided that, the Participant expressly and explicitly acknowledges that the Company may reduce any amount that is or may become payable to the Participant under this Plan to satisfy the recoupment provisions of any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant, as well as any recoupment provisions required under applicable law. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 4, 5 or 6, the

Company shall be entitled to recover any payments previously made to the Participant hereunder.
6.Release Required. Any Severance Benefits payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of the Plan) shall only be payable upon the Participant’s execution (and non-revocation) of a full general release of all claims in favor of the Company and its Affiliates, and each of their respective affiliates, agents, employees, directors, equity holders, representatives and such other parties as the Company reasonably determines, in a form acceptable to the Company. The release will not limit a Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), nor will it limit a Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by such Participant, on his or her behalf, or by any other individual. Such release must be executed and all revocation periods shall have expired within 60 days after the Participant’s date of termination; failing which all Severance Benefits shall be forfeited. If any payment or benefit hereunder constitutes non-exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.
7.Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
8.Administration of the Plan.
a.Plan Administrator. The administrator of the Plan shall be the Committee.
b.Authority of the Committee. Subject to the terms of the Plan, the Committee shall have full discretion and authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
c.Delegation of Authority. The Committee may delegate any or all of its powers and responsibilities hereunder to other Persons. Any such delegation shall not be effective until it is accepted by the Persons designated by the Committee and may be rescinded at any time by written notice from the Committee to the Person to whom the delegation is made.
Notwithstanding the foregoing, the Committee may not delegate any of its powers or responsibilities with respect to any matters relating to or involving a Participant who has been designated by the Board as an executive officer of the Company.

d.Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other Persons as may be required in carrying out its duties and responsibilities in connection with the Plan.
e.Claims/Disputes Procedure.
i.Prior to paying any benefit under the Plan, the Committee may require the Participant to provide such information or material as the Committee, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payments of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its accuracy.
ii.Claims for benefits under the Plan should be forwarded to the Committee. The Committee shall provide adequate notice in writing to a Participant whose claim for benefits is denied within 90 days after the receipt of the written request for review, unless there are special circumstances requiring an extension of the time for review, in which case the 90-day period may be extended by the Committee up to a period of 180 days after the receipt of the written claim. If such an extension of time is required, written notice of the extension will be provided to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information, as applicable: the specific reason for the denial, references to the specific Plan provisions on which the denial was based, description of any additional information or material required, and description of the Plan’s review procedures and time limits applicable to such procedures.
iii.In the event of the denial of a claim, the Participant has the right to file a written request for a review of the denial with the Committee within 90 days after the Participant receives written notice of the denial. If a Participant requests such a review, the Committee will conduct a full and fair review of the claim for benefits and will deliver to the Participant a written decision on that claim within 60 days after the receipt of the written request for review, unless there are special circumstances requiring an extension of the time for review, in which case the 60-day period may be extended by the Committee up to a period of 120 days after the receipt of the written request for review. If such an extension of time is required, written notice of the extension will be provided to the Participant before the termination of the initial 60-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. If the claim is denied (in full or in part), the Participant will be provided a written notice of the denial which contain the following information, as applicable: the specific reasons for the denial, references to the specific Plan provisions on which the denial was based, a statement that the Participant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the Participant’s right to bring an action under Section 502(a) of ERISA.
iv.All acts and decisions of the Committee shall be final and binding upon the Participant. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. No Participant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan until these claims procedures have been exhausted in their entirety.
f.Indemnification. The Committee, its members and any Person designated pursuant to Section 8(c) above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
9.Effect of Participant’s Breach. If a Participant breaches any of the provisions of this Plan, including but not limited to the Restrictive Covenants in Section 4, the Participant will be required to reimburse the Company for any and all Severance Benefits provided under the terms of the Plan (other than those that were already vested without respect to the Plan), and all obligations of the Company under the Plan to provide any additional payments or benefits to the Participant will cease immediately and be null and void.
10.Code Section 409A.
a.Notwithstanding anything in this Plan to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

b.Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A- 1 (b)(9)(iii)(A)), shall, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is 6 months and one day after Participant’s “separation from service” (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of Participant’s death.
11.Duration. The Plan shall become effective as of the Effective Date, and shall continue in effect until terminated by the Board or the Committee. Subject to Section 12, the Committee or the Board may terminate the Plan as of any date that is at least 3 months after the date of the Committee or the Board’s action. Notwithstanding the preceding sentence, if any Participants become entitled to any payments or benefits hereunder during such 3-month period, this Plan shall continue in full force and effect and shall not terminate or expire with respect only to such Participants until after all such Participants have received such payments and benefits in full.
12.Amendment and Termination. The Plan may be amended from time to time in any respect by the Committee or the Board; provided, however, that any amendment that would adversely affect the rights or potential rights of Participants shall not be effective for at least 3 months after the date of the Committee or the Board’s action.
In the event of the Company’s demotion of a Participant, without Cause, resulting in a loss or reduction of benefits under this Plan, such loss or reduction shall not be effective for 3 months after the effective date of such demotion.
For the avoidance of doubt, and notwithstanding anything contained in this Section 12 to the contrary, the Company’s demotion or termination of a Participant for reasons the Committee determines in good faith constitutes Cause shall not constitute an amendment of the Plan and the Participant shall be removed from the Plan or placed on the corresponding reduced Tier level immediately upon such determination, and such individual shall thereafter have no further rights to participate in the Plan or receive any Severance Benefits under the Plan, or have only the rights associated with the decreased Tier level, as applicable.
13.Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In any such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof or by operation of law becomes bound by the terms and provisions of this Plan.
14.Miscellaneous.
a.Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.
b.Governing Law. The Plan shall be governed by ERISA and to the extent not pre-empted by federal law, the laws of the State of North Carolina, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
c.Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
d.Severability. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.
e.Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.
f.Communications. All announcements, notices and other communications regarding this Plan will be made by the Company in writing.
g.ERISA Plan. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation § 2520.104-24.
15.Entire Agreement. This Plan sets forth the entire understanding of the Company with respect to the subject matter hereof and supersedes all existing severance and change of control plans, agreements and understandings (whether oral or written) between the Company and the Participants with respect to the subject matter herein. The Plan may only be amended as expressly set forth above in Section 12.